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                 Exhibit 11 - Computation of Earnings per Share

The following tabulation presents the calculation of primary and fully diluted earnings per common share for the nine-month periods ended September 30, 1998 and 1997:

                                                       NINE MONTHS ENDED  Nine Months Ended
                                                      SEPTEMBER 30, 1998  September 30, 1997
                                                      ------------------  ------------------
Reported net income (loss)                               $    162,865       $   (253,769)
                                                         ============       ============
Earnings (loss) on common shares                         $    162,865       $   (253,769)
                                                         ============       ============
Weighted average common shares outstanding                    679,048            679,048
                                                         ============       ============
Income (loss) per common share - basic and diluted
Income (loss) from continuing operations                 $        .24       $       (.37)
                                                         ============       ============
Net income (loss)                                        $        .24       $       (.37)
                                                         ============       ============


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